Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Arkadia International

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated June 15, 2013, relating to the financial statements of Arkadia International for the period from February 21, 2013 (Inception) to June 30, 2013.

July 15, 2013

/s/ Thomas A. Ralston CPA

Temecula, California